Exhibit A to Sublicense Agreement dated September 20, 2017

List of Bloomberg Indexes

Effective June 20, 2018

Beta Advantage® Bloomberg Multi-Sector Bond Index

Beta Advantage® Bloomberg Municipal Bond Index

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A to be duly executed as of June 20, 2018.

Columbia Management Investment Advisers, LLC		Columbia ETF Trust I

By:	/s/ Amy K. Johnson	By:	/s/ Christopher O. Petersen
Name:	Amy K. Johnson	Name:	Christopher O. Petersen
Title:	Global Head of Operations	Title:	President